Registration No. 333-222343

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sogou Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	98-0480242
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Level 15, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(Address of Principal Executive Offices, Including Zip Code)

2010 Share Incentive Plan &

2017 Share Incentive Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

U.S.A

(212) 894-8940

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Timothy B. Bancroft

Goulston & Storrs PC

400 Atlantic Avenue

Boston, Massachusetts 02110-3333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-222343) filed by Sogou Inc., a Cayman Islands company (the “Registrant”), on December 29, 2017 (the “Registration Statement”) under the Securities Act of 1933. The Registration Statement registered 34,009,127 Class A ordinary shares, par value $0.001 per share, of the Registrant for issuance under the Registrant’s 2010 Share Incentive Plan and 2017 Share Incentive Plan (collectively, the “Plans”). This Post-Effective Amendment No. 1 is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plans.

On September 23, 2021, the Registrant completed the merger contemplated by the Agreement and Plan of Merger, dated September 29, 2020 and amended on December 1, 2020 and further amended on July 19, 2021 (as so amended, the “Merger Agreement”), among the Registrant; THL A21 Limited, a British Virgin Islands company (“THL”); TitanSupernova Limited, a Cayman Islands company and a direct wholly-owned subsidiary of THL (“Parent”); and, solely for purposes of Section 9.09, Section 9.10 and Section 9.11 thereof, Tencent Mobility Limited, a Hong Kong company. Pursuant to the Merger Agreement, Parent was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of THL.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on September 23, 2021.

Sogou Inc.

By:	/s/ Fion Zhou
Name:	Fion Zhou
Title:	Chief Financial Officer

Note: In reliance on Rule 478 under the Securities Act of 1933, only the Registrant has signed this Post-Effective Amendment No. 1.